Exhibit 10.27

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

LICENSE AGREEMENT

This License Agreement (“Agreement”), between OSMOTICS CORPORATION, a corporation organized under the laws of the State of Colorado with its principal executive offices at 1444 Wazee Street, Denver, CO 80202 (“OSMOTICS”), and SKINMEDICA, INC., a corporation organized under the laws of the State of Delaware with its principal executive offices at 5909 Sea Lion Place, Suite H, Carlsbad, California 92008 (“SKINMEDICA”).

1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below unless the context dictates otherwise.

1.1 “Effective Date” shall be the date upon which the last Party has executed this Agreement.

1.2 “Field” means the sale of any non-prescription product to physician offices and medical spas, who may resell the non-prescription product through appropriate channels of commerce, including, without limitation, the internet. The Field does not include sale of products to pharmacies, department stores or entities (other than physician offices and medical spas) that sell products to consumers on the internet.

1.3 “Licensed Know-How” shall mean, except to the extent published or otherwise known, all proprietary know-how, trade secrets, unpatented inventions, pre-clinical data, clinical data, technical data, manufacturing processes and knowledge concerning appropriate manufacturing equipment, formulations, technology and technical information which are as of the Effective Date or thereafter during the Term owned or controlled by OSMOTICS relative to the Licensed Products in the Field.

1.4 “Licensed Patent” shall mean United States Patent No. 5,643,899 titled, “Lipids for epidermal moisturization and repair of barrier function,” issued July 1, 1997, and any extensions, reissues, divisions, continuations, continuations-in-part, provisionals, renewals, reexamined patents thereof or other patents claiming priority from or the benefit of such patent and any foreign patent or patent applications related to the foregoing in Canada.

1.5 “Licensed Products” shall mean any non-prescription product or formulation covered by and included in the Licensed Patent.

1.6 “Net Sales” means the gross amount received by SKINMEDICA for the sale or other disposition of the Licensed Products, less the following: (a) customary quantity, trade, and/or cash discounts, allowances, chargebacks, rebates and price adjustments or reductions allowed or given as consistently applied by SKINMEDICA; (b) actual credits, rebates, or refunds for the Licensed

Products that are rejected, returned or destroyed by customers; (c) freight, postage and shipping expenses to the extent included in the gross invoiced amount and separately itemized on the invoice; (d) sales and other excise taxes and duties directly related to the sale, to the extent included in the gross invoiced amount and separately itemized on the invoice; and (e) all Licensed Products delivered to a third party without charge (e.g., “free goods”) or any Licensed Products used in any new clinical or marketing-initiated trial supported by SKINMEDICA without charge to the user.

1.7 “Party” or “Parties” means, individually, OSMOTICS or SKINMEDICA, as the context so requires, and collectively, OSMOTICS and SKINMEDICA.

1.8 “Territory” shall mean the United States and Canada.

2. GRANT OF RIGHTS

2.1 License. Subject to the terms and conditions of this Agreement, OSMOTICS hereby grants to SKINMEDICA an exclusive (even as to OSMOTICS) license under the Licensed Patent and the Licensed Know-How for the remaining life of the patent to make, have made, use, market, sell, have sold, offer for sale, import, export, and otherwise commercialize the Licensed Products in the Field in the Territory.

2.2 Technical Assistance. OSMOTICS shall promptly disclose and communicate to SKINMEDICA the Licensed Know-How within ten (10) days from the Effective Date. OSMOTICS shall promptly deliver to SKINMEDICA or provide SKINMEDICA with copies of all documents, formulations, manufacturing data, research data, drawings, specifications, programs, devices and equipment relating to, and all other tangible manifestations of, the Licensed Know-How. During the Term, OSMOTICS shall accommodate all reasonable requests by SKINMEDICA to meet with a OSMOTICS representative at SKINMEDICA’s expense to consult with, instruct, and assist SKINMEDICA with respect to the use or implementation of the Licensed Patent or the Licensed Know-How.

2.3 Non-Assert. During the Term, OSMOTICS agrees to not assert any patent owned or controlled by OSMOTICS against SKINMEDICA with regards to a Licensed Product.

2.4 Non-Compete. During the Term, OSMOTICS agrees not to develop, manufacture, test, market, sell, or otherwise commercialize any Licensed Product in the Field in the Territory. OSMOTICS may continue to sell its TriCeram, Crème de la Extreme, or other similar products outside the Field in the Territory; provided, however, OSMOTICS agrees that it shall:

2.4.1 decrease the current strength of its TriCeram product from *** Ceramides to a maximum of *** and the overall lipid concentration from *** to a maximum of *** at least thirty (30) days prior to SKINMEDICA’s first commercial sale of a Licensed Product. Thereafter, during the Term, OSMOTICS may only sell its TriCeram product (or any similar non-prescription product) outside the Field in the Territory with strength that is not greater than *** and an overall lipid concentration of not greater than ***; and

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.4.2 decrease the current strength of its Crème de la Extreme product from *** cholesterol to a maximum of *** and the overall lipid concentration from *** to a maximum of *** at least thirty (30) days prior to SKINMEDICA’s first commercial sale of a Licensed Product. Thereafter, during the Term, OSMOTICS may only sell its Crème de la Extreme product (or any similar product) outside the Field in the Territory with strength that is not greater than *** cholesterol and an overall lipid concentration of not greater than ***.

3. COMMERCIALIZATION

3.1 Manufacture. SKINMEDICA shall be responsible for manufacturing the Licensed Products. OSMOTICS and its contract manufacturer shall, at no additional expense to SKINMEDICA, provide SKINMEDICA or any third party manufacturer hired by SKINMEDICA all reasonable assistance in enabling the manufacturer to manufacture and supply the Licensed Products.

3.2 Responsibility. SKINMEDICA shall be solely responsible for the commercial development, marketing, promoting, and sale of the Licensed Products in the Territory.

4. PAYMENTS

4.1 Payments. In consideration of the license granted hereunder, SKINMEDICA agrees to pay OSMOTICS the following:

4.1.1 License Fee. *** upon execution of this Agreement. Payment shall be by wire transfer.

4.1.2 Royalties. SKINMEDICA shall pay to OSMOTICS royalties equal to *** of all Net Sales of the Licensed Products. Payment of such royalties shall be made on a quarterly basis by the 15th day of May, August, November, and February each year on Net Sales occurring during the immediately preceding calendar quarter. For example, payment of royalties will be due by the 15th day of May on Net Sales occurring during the first calendar quarter (January through March) of the same year.

4.1.3 Minimum Annual Royalties. Beginning with the first commercial sale of a Licensed Product, SKINMEDICA shall pay OSMOTICS a minimum annual royalty of *** forty-five (45) days after the end of the first twelve-month period and *** forty-five (45) days after the end of each twelve-month period thereafter (“Minimum Annual Royalty”). In the event the royalties payable by SKINMEDICA to OSMOTICS based on Net Sales occurring in any twelve-month period is more than the Minimum Annual Royalty, SKINMEDICA shall have no additional payment obligations for that twelve-month period pursuant to the Minimum Annual Royalty. In the event SKINMEDICA does not make such Minimum Annual Royalty payment, if applicable, within *** after such payment is due, SKINMEDICA’s licenses hereunder shall become non-exclusive.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.1.4 Reporting Obligations. With respect to all royalty payments due to OSMOTICS under this Agreement, SKINMEDICA shall provide, with each such royalty payment, a quarterly report setting forth the calculation of royalties payable with sufficient detail to enable OSMOTICS to determine whether such calculation is in compliance with the provisions of this Agreement.

4.1.5 Financial Audit Rights. SKINMEDICA shall keep and maintain records of all payments and proceeds which provide evidence supporting the calculation of royalties due to OSMOTICS under this Agreement (the “Records”). The Records shall be open to inspection by an independent certified public accountant selected by OSMOTICS and reasonably acceptable to SKINMEDICA at a mutually agreeable time during normal business hours *** after the termination of the calendar year to which such Records relate. This audit right may be exercised only once during any calendar year.

4.1.6 Currency. All payments to be made hereunder shall be computed and made in United States Dollars.

4.1.7 Withholding Taxes. Where required to do so by applicable law, rule or order of a governmental body, SKINMEDICA shall withhold taxes required to be paid to a taxing authority in connection with any payments to OSMOTICS hereunder, and, upon request of OSMOTICS, SKINMEDICA shall furnish OSMOTICS with satisfactory evidence of such withholding and payment. SKINMEDICA shall cooperate with OSMOTICS in obtaining exemption from withholding taxes where available under applicable law.

5. REPRESENTATIONS AND WARRANTIES

5.1 Corporate Reps and Warranties. As of the Effective Date, each Party represents and warrants to the other that (1) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (2) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (3) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; and (4) this Agreement and its obligations hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

5.2 Intellectual Property. OSMOTICS represents and warrants that: (1) the Licensed Patent is valid and enforceable; (2) the Licensed Products, the Licensed Patent, or the Licensed Know-How do not infringe or misappropriate any third party’s intellectual property rights; and (3) as of the Effective Date, OSMOTICS is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that the Licensed Products, the Licensed Patent, or the Licensed Know-How infringes or misappropriates any third party’s intellectual property rights.

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6. PATENT RIGHTS

6.1 Patent prosecution and maintenance. During the Term of this Agreement, OSMOTICS at its own expense shall pay all maintenance fees assessed by the United States Patent and Trademark Office to maintain the Licensed Patent in force.

6.2 Patent enforcement.

6.2.1 If SKINMEDICA learns of the substantial infringement of any patent licensed under this Agreement, then SKINMEDICA shall call to OSMOTICS’ attention thereto in writing and provide OSMOTICS with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of the patents without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate infringement without litigation.

6.2.2 SKINMEDICA may request that OSMOTICS take legal action against the infringement of the Licensed Patent. Such request must be in writing and must include reasonable evidence of infringement and damages to SKINMEDICA. If the infringing activity has not abated within ninety (90) days following the effective date of the request, then OSMOTICS has the right to commence suit on its own account or to refuse to participate in the suit.

6.2.3 In the event, that The Regents of the University of California (“The Regents”) and/or OSMOTICS elect not to commence suit on its own account and provides notice of its election within 100 days after receiving notice, SKINMEDICA may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents and OSMOTICS elect not to commence suit and if the infringement occurred during the period and in a jurisdiction where SKINMEDICA had exclusive rights under this Agreement.

6.2.4 If, however, SKINMEDICA elects to bring suit, then The Regents and OSMOTICS may thereafter join that suit at their own expense.

6.2.5 Legal action, as is decided on, will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action in which either OSMOTICS or The Regents, or both, join and fully participate will be at the expense of such parties and they shall be entitled to recover any damages in proportion to the share of expenses paid by each party.

6.2.6 Each party shall cooperate with the other in litigation proceedings instituted hereunder, but at the expense of the party bringing suit. Litigation will be controlled by the party bringing suit.

7. INDEMNIFICATION

7.1 Indemnification by OSMOTICS. OSMOTICS shall indemnify, defend and hold harmless SKINMEDICA and its affiliates and each of their respective employees, officers, directors and agents from and against any and all liability, loss, damage, cost and expense (including reasonable attorney’s fees) resulting from or in connection with the breach by OSMOTICS of any representation or warranty or any of its obligations under this Agreement. Notwithstanding the foregoing, OSMOTICS shall have no obligation under this Agreement to indemnify, defend or hold harmless SKINMEDICA, its affiliates and their respective employees, officers, directors and agents with respect to claims, demands, costs or judgments which result directly from the willful misconduct or the negligent acts or omissions of SKINMEDICA, its affiliates or any of their respective employees, officers, directors or agents.

7.2 Indemnification by SKINMEDICA SKINMEDICA shall indemnify, defend and hold harmless OSMOTICS and its affiliates and each of their respective employees, officers, directors and agents from and against any and all liability, loss, damage, cost and expense (including reasonable attorney’s fees) resulting from or in connection with (1) the breach by SKINMEDICA of any representation or warranty or any of its obligations under this Agreement and (2) any personal injury or product liability claim arising as a result of the manufacture, use or sale of the Licensed Products by or on behalf of SKINMEDICA or its affiliates or by any of their customers. Notwithstanding the foregoing, SKINMEDICA shall have no obligation under this Agreement to indemnify, defend or hold harmless OSMOTICS, its affiliates and their respective employees, officers, directors and agents with respect to claims, demands, costs or judgments which result directly from the willful misconduct or the negligent acts or omissions of OSMOTICS, its affiliates or any of their respective employees, officers, directors or agents.

8. CONFIDENTIAL INFORMATION

8.1 Non-disclosure obligation. Each of OSMOTICS and SKINMEDICA shall use only in accordance with the terms of this Agreement and shall not disclose to any third party any information received by it from the other Party in connection with this Agreement, without the prior written consent of the other Party. Information provided under this Agreement may be disclosed to employees, agents, consultants, or suppliers of the receiving Party, but only to the extent required to accomplish the purposes of this Agreement. These obligations shall survive the expiration or termination of this Agreement for a period of five (5) years. These obligations shall not apply to the information that:

8.1.1 is known by the receiving Party, as evidenced by its records, at the time of receipt and not through a prior disclosure by the disclosing Party;

8.1.2 is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving Party;

8.1.3 is developed by the receiving Party as evidenced by its records independently of information received by it from the disclosing Party hereunder;

8.1.4 is disclosed to any regulatory authority in order to obtain approval to market the Licensed Products, but such disclosure may be made only to the extent necessary to obtain such approval; or

8.1.5 is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly given to the other Party in order to provide an opportunity to seek a protective order or the like with respect to such information and the disclosing Party disclosed only the minimum information required to the disclosed in order to comply with the request.

8.2 Publicity. Except as required by law, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties.

9. TERM AND TERMINATION

9.1 Term. The term of this Agreement shall begin upon the Effective Date, and continue until the earlier of (a) a termination by a Party in accordance with the provisions of this Article 9 or (b) the expiration of the Licensed Patent (“Term”).

9.2 Termination by mutual agreement. The Parties may, upon mutual written agreement, terminate this Agreement at any time during the term hereof.

9.3 Termination without cause by SKINMEDICA. SKINMEDICA may terminate this Agreement at any time by giving thirty (90) days written notice of its intention to terminate to OSMOTICS.

9.4 Termination for cause. Either Party may terminate this Agreement upon *** prior written notice provided to the other Party at any time during the term of this Agreement upon the occurrence of one or more of the following:

9.4.1 if the other Party commits a material breach of any of its obligations under this Agreement and fails to remedy the breach within *** after receiving written notice of said breach from the other Party; however, if the breach cannot reasonably be cured within the *** period, this Agreement may only be terminated if the Party in default fails to properly commence and thereafter uses reasonable commercial efforts to prosecute actions to cure the breach; or

9.4.2 upon the filing and institution of bankruptcy, reorganization, liquidation, or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process, provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

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9.5 Effect of Termination. Upon termination of this Agreement by either Party, SKINMEDICA agrees that it shall immediately transfer to OSMOTICS all rights, title, and interest in the data, information, documents, and work-product which it has relating to the Licensed Patent, the Licensed Know-How, and the Licensed Products. SKINMEDICA shall pay OSMOTICS the amounts owed under Section 4.1 that were due and payable prior to the effective date of such termination. SKINMEDICA shall have the right to complete the manufacture of any Licensed Product in progress and sell any remaining Licensed Product in inventory in a manner that is consistent with SKINMEDICA’s practices prior to termination, provided that SKINMEDICA shall pay royalties to OSMOTICS on all such post-termination sales.

9.6 Survival. Except as expressly provided herein, the following provisions shall survive early termination of this Agreement: Articles 5, 6, 7, 8, 10, and 11, and Sections 9.5 and 9.6, as well as any other provisions which by their nature are intended to survive termination.

10. LIMITATION ON LIABILITY. EXCEPT FOR LIABILITY ARISING OUT OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, PUNITIVE OR OTHER INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT.

11. MISCELLANEOUS

11.1 Entire Agreement. This Agreement contains the entire understanding between the Parties relating to the subject matter hereof and supercedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

11.2 Unenforceability. Both Parties hereby expressly state that it is the intention of neither Party to violate any rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

11.3 No Waiver. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

11.4 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

11.5 Compliance with Laws. The Parties agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing. Each Party shall comply with all applicable United States federal and state laws and any applicable non-United States laws, including but not limited to any and all export regulations.

11.6 Notices. Every notice, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication which may be, or is required to be, given or delivered under or with respect to this Agreement or by applicable law or statute shall be in writing and sent postage prepaid by United States registered or certified mail, return receipt requested, and directed to the other Party at its address set forth below, or at such other address within the continental United States as any Party may hereafter designate by similar notice to the other.

For OSMOTICS:

OSMOTICS CORPORATION

1444 Wazee Street, Suite 210

Denver, CO 80202

Attn: President and Chief Executive Officer

Telephone:   (303) 534-1800

Facsimile:     (303) 534-1800

For SKINMEDICA:

SKINMEDICA, INC.

5909 Sea Lion Place, Suite H

Carlsbad, CA 92008

Attention: Rex Bright, Chief Executive Officer

Telephone:   (760) 448-3600

Facsimile:     (760) 448-3601

11.7 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement or the exhibits attached hereto; (c) the terms and provisions of this Agreement and the schedules, exhibits and attachments attached hereto shall be construed fairly as to all Parties hereto, regardless of which Party was generally responsible for the preparation of this Agreement and the schedules, exhibits and attachments attached hereto; and (d) headings used in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

11.8 Assignment. Either Party may assign or sublicense its rights and obligations under this Agreement to a third party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any person to which this Agreement and the obligations hereunder may be assigned pursuant to this Section must agree, as a condition to such assignment, to be bound by the terms of this Agreement.

11.9 Applicable Law. This Agreement shall be governed by the laws of the State of California, excluding that body of law known as conflicts of law. The state and federal courts situated in San Diego, California, U.S.A. shall have exclusive jurisdiction and venue over any disputes or controversies relating to or arising out of this Agreement, its performance or breach, and any other aspect of the Parties’ relationship; and the Parties expressly consent to personal jurisdiction in the State of California for any disputes relating to this Agreement.

11.10 Bankruptcy. Each of the Parties hereto acknowledges and agrees that this Agreement (a) constitutes a license of Intellectual Property as such term is defined in the United Sates Bankruptcy Code, as amended (the “Code”), and (b) is an executory contract, with significant obligations to be performed by each Party hereto. The Parties agree that SKINMEDICA may fully exercise all of its rights and elections under the Code, including, without limitation, those set forth in Section 365(n) of the Code. The Parties further agree that, in the event that SKINMEDICA elects to retain its rights as a licensee under the Code, SKINMEDICA shall be entitled to complete access to the Licensed Patent and Licensed Know-How for the Field of Use in the defined Territory.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

OSMOTICS CORPORATION		SKINMEDICA, INC.

By:	/s/ Steven Porter	By:	/s/ Diane Goostree
Name:	Steven Porter	Name:	Diane Goostree
Title:	CEO	Title:	Senior Vice President
Date:	June 23, 2003	Date:	June 19, 2003